Exhibit 5(v)

                                  MENTOR FUNDS

                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT, made this 1st day of February, 1998 by and between MENTOR FUNDS, a Massachusetts business trust (the "Trust"), and MENTOR INVESTMENT ADVISORS, LLC, a Virginia limited liability company (the "Adviser").

                            RECITALS OF THE PARTIES

         A. The Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered the shares of beneficial interest of Mentor Growth Portfolio, a series of shares of beneficial interest of the Trust (the "Portfolio"), for sale to the public under the Securities Act of 1933 and various state securities laws; and

         B. The Trust, on behalf of the Portfolio, wishes to retain the Adviser to provide investment advisory and management services to the Portfolio; and

         C. The Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and mutual covenants herein contained, it is agreed as follows:

         1. Information Furnished. The Trust, on behalf of the Portfolio, shall at all times keep the Adviser fully informed with regard to the securities owned by the Portfolio, its funds available, or to become available, for investment, and generally as to its investments and investment program. It shall furnish the Adviser with such other documents and information with regard to its investments and investment program as the Trustees may from time to time reasonably request.

         2.  Research, Purchase, Sale, etc. of Securities.

                  (a) Subject to the direction and control of the Trustees of the Trust, the Adviser shall regularly provide the Portfolio with investment research, investment advice, and investment management and supervision and shall furnish a continuous investment program for the Portfolio's portfolio of securities consistent with the Portfolio's investment goals and policies. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Portfolio, and shall implement those decisions, all subject to the supervision and direction of the Trustees, the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of the Portfolio.

                  (b) The Trust, on behalf of the Portfolio, hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Portfolio which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Portfolio hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

         3. Management Policies. In providing investment management services to the Portfolio, the Adviser shall give primary consideration to securing the most favorable price and efficient execution. In so doing, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. The Portfolio recognizes that it is desirable that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers and that such brokers may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Adviser is authorized to pay higher brokerage commissions for the purchase and sale of securities for the Portfolio to brokers who provide such research and analyses, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Adviser in connection with its services to other clients.

         4. Aggregation of Orders. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

         5.  Nonexclusive Agreement.

                  (a) The Trust understands that the Adviser now acts and will continue to act as investment adviser to various fiduciary or other managed accounts, and the Portfolio has no objection to the Adviser's so acting. In addition, it is understood that the persons employed by the Adviser to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                  (b) The Trust understands that from time to time hereafter the Adviser may act as investment adviser to one or more other investment companies, and the Trust has no objection to the Adviser's so acting, provided that when two or more companies managed by the Adviser have available funds for investment in money market instruments, available money market investments will be allocated in accordance with a formula believed to be equitable to each company. It is recognized that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio.

         6.  Expenses.

                  (a) The Adviser shall maintain all books and records with respect to the Portfolio's securities transactions and keep the Portfolio's books of account in accordance with all applicable federal and state laws and regulations. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected.

                  (b) The Adviser shall bear the cost of rendering the investment management services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Trust who are employees of the Adviser.

                  (c) Other than as herein specifically indicated, the Adviser shall not be responsible for the Portfolio's expenses. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Trust whose services may be used by the Adviser hereunder, for any of the following expenses of the Portfolio, which expenses shall be borne by the Portfolio: interest, taxes, governmental fees or membership dues; brokerage commissions or charges, if any; fees of custodians, transfer agents, registrars or other agents; expense of preparing share certificates; expenses relating to the redemption or repurchase of the Portfolio's shares; expenses of registering and qualifying Portfolio shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Portfolio shareholders; cost of stationery; costs of shareholders' and other meetings of the Portfolio; traveling expenses of officers, Trustees and employees of the Trust, if any; fees of the Trust's independent Trustees and salaries of any officers or employees who are not affiliated with the Adviser; and the Portfolio's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust and its officers and Trustees.

                  (d) If, in any fiscal year, the Portfolio's total operating expenses, exclusive of taxes, interest, brokerage fees, distribution fees and extraordinary expenses (to the extent permitted by applicable state securities laws and regulations), exceed the lowest applicable annual expense limitation established pursuant to statute or regulation of any jurisdiction in which shares of the Portfolio are offered for sale, the Adviser will reimburse (or assume expenses of) the Portfolio for the amount of such excess. Such expense reimbursement (or assumption), will be estimated, reconciled and paid (or assumed) on a monthly basis.

         7. Salaries. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as such Trustee, officer or employee while he is at the same time a Trustee, officer or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

         8. Compensation of Adviser. As compensation for the services performed and the facilities furnished and expenses assumed by the Adviser, including the services of any consultants retained by the Adviser, the Portfolio shall pay the Adviser, as promptly as possible after the last day of each month, a fee, calculated daily, of .70 of 1% annually of the Portfolio's average daily net assets. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Adviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Portfolio in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Portfolio shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Trustees. Each such payment shall be accompanied by a report of the Trust prepared either by the Trust or by a reputable firm of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

         9. Responsibility of Adviser. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Adviser; provided, however, that nothing in this Agreement shall protect the Adviser against any liability to the Portfolio or its shareholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

         10. Limitation of Employment. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

         11. Definitions. As used in this Agreement, the terms "securities," and "net assets," shall have the meanings ascribed or attributed to them in the Registration Statement of the Trust on Form N-1A; and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         12. Term. Subject to the provisions of paragraphs 13 and 14 below, this Agreement will remain in effect for two years from the date of its execution and from year to year thereafter, provided that the Adviser does not notify the Trust in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year.

         13. Termination. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Portfolio without the consent of the Adviser. This Agreement may also be terminated at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities of the Portfolio by sixty (60) days' written notice addressed to the Adviser at its principal place of business.

         14. Approval of Trustees. This Agreement shall be submitted for approval to the Trustees annually and shall continue in effect only so long as specifically approved annually by vote of a majority of the Trustees who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and either by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by majority vote of the Trustees.

         15. Agreement and Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of Sate of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

                                            MENTOR FUNDS
                                            on behalf of Mentor Growth
                                            Portfolio


                                            By:____________________________
                                                Title:

                                            MENTOR INVESTMENT ADVISORS, LLC


                                            By:____________________________
                                                Title: